Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. REPORTS 2009 SECOND QUARTER RESULTS,

NEW STUDENT ENROLLMENT INCREASED 33.5%; EPS INCREASED 55.8% TO $1.87

CARMEL, IN, July 23, 2009—ITT Educational Services, Inc. (NYSE: ESI), a leading provider of technology-oriented postsecondary degree programs, today reported that new student enrollment in the second quarter of 2009 increased 33.5% to 19,692 compared to 14,751 in the same period in 2008. Total student enrollment increased 26.2% to 69,127 as of June 30, 2009 compared to 54,793 as of June 30, 2008.

Earnings per share (“EPS”) in the second quarter of 2009 increased 55.8% to $1.87 compared to $1.20 in the second quarter of 2008. Revenue in the three months ended June 30, 2009 increased 28.7% to $317.1 million compared to $246.4 million in the three months ended June 30, 2008. Operating margin increased 600 basis points to 37.0% in the second quarter of 2009 compared to 31.0% in the same period in 2008.

The company provided the following information for the three and six months ended June 30, 2009 and 2008:

Financial and Operating Data for the Three Months Ended June 30th, Unless Otherwise Indicated
(Dollars in millions, except per share and per student data)
	2009	2008	Increase/ (Decrease)

Revenue	$317.1	$246.4	28.7%
Operating Income	$117.3	$76.3	53.7%
Operating Margin	37.0%	31.0%	600 basis points
Net Income	$71.9	$47.1	52.6%
Earnings Per Share (diluted)	$1.87	$1.20	55.8%
New Student Enrollment (A)	19,692	14,751	33.5%
Continuing Students (A)	49,435	40,042	23.5%
Total Student Enrollment as of June 30th (A)	69,127	54,793	26.2%
Quarterly Persistence Rate (A) (B)	75.3%	73.9%	140 basis points
Revenue Per Student	$4,833	$4,547	6.3%
Cash and Cash Equivalents, Restricted Cash and Investments as of June 30th	$284.8	$249.4	14.2%
Bad Debt Expense as a Percentage of Revenue	5.9%	3.9%	200 basis points
Days Sales Outstanding as of June 30th	20.0	10.8	9.2 days
Deferred Revenue as of June 30th	$126.9	$138.3	(8.3)%
Debt as of June 30th	$150.0	$150.0
Weighted Average Diluted Shares of Common Stock Outstanding	38,425,000	39,167,000
Shares of Common Stock Repurchased	622,200(C)	--
Land and Building Purchases and Renovations (D)	$0.8(E)	$6.9(F)	(88.7)%
Number of New Colleges in Operation	1 (G)	2
Capital Expenditures, Net	$7.4	$5.3	40.0%

Financial and Operating Data for the Six Months Ended June 30th
(Dollars in millions, except per share and per student data)
	2009	2008	Increase/ (Decrease)

Revenue	$605.2	$481.3	25.7%
Operating Income	$217.4	$145.0	49.9%
Operating Margin	35.9%	30.1%	580 basis points
Net Income	$133.9	$89.8	49.1%
Earnings Per Share (diluted)	$3.45	$2.28	51.3%
Bad Debt Expense as a Percentage of Revenue	5.4%	3.5%	190 basis points
Revenue Per Student	$9,480	$8,976	5.6%
Weighted Average Diluted Shares of Common Stock Outstanding	38,742,000	39,339,000
Shares of Common Stock Repurchased	1,150,033(H)	865,000(I)
Land and Building Purchases and Renovations (D)	$1.9(E)	$13.2(J)	(86.0)%
Number of New Colleges in Operation	2 (G)	5
Capital Expenditures, Net	$12.0	$7.8	54.1%

(A)	Excludes students enrolled at Daniel Webster College.
(B)	Represents the number of Continuing Students in the academic quarter, divided by the Total Student Enrollment in the immediately preceding academic quarter.
(C)	For approximately $60.0 million or at an average price of $96.39 per share.
(D)	Excludes all land and buildings of Daniel Webster College that the company acquired.
(E)	Represents costs associated with renovating, expanding or constructing buildings at 10 of the company’s locations.
(F)	Represents costs associated with purchasing, renovating, expanding or constructing buildings at 11 of the company’s locations.
(G)	Excludes Daniel Webster College.
(H)	For approximately $124.3 million or at an average price of $108.11 per share.
(I)	For approximately $71.8 million or at an average price of $83.01 per share.
(J)

Represents costs associated with purchasing one parcel of real estate on which the company built a facility for one of the company’s colleges, and costs associated with purchasing, renovating, expanding or constructing buildings at 15 of the company’s locations.

Kevin M. Modany, Chairman and CEO of ITT/ESI, said, “Interest in our programs across all six schools of study was incredibly strong during the second quarter of 2009, which led to an impressive increase in new student enrollment compared to the prior year. As we entered the third quarter of 2009, inquiries from prospective students for our high-quality, career-based programs of study remained robust, and we believe that the economic conditions that are stimulating this extraordinary demand may persist throughout the remainder of 2009.”

Modany added, “As a result of our exceptional results in the second quarter of 2009 and our belief that favorable operating conditions will continue through the second half of 2009, we are raising our internal goal for 2009 EPS from the range of $7.00 to $7.25 to a revised range of $7.55 to $7.85.”

Modany observed, “During the three months ended June 30, 2009, marketing expenditures increased 1% compared to the same quarter in 2008 as we continued to experience a buyer’s market for advertising. We believe that these favorable conditions were due to a decline in the overall demand for advertising as a result of the recession, and are likely to persist throughout the remainder of 2009 and, potentially, into 2010.”

Modany noted, “During the second quarter, we began operations at one college in Charlotte, NC. The addition of this college brings to two the number of ITT Technical Institutes operating in Charlotte and represents our second new college opening during the first six months of 2009. As a reminder, our goal is to open six to eight new locations in 2009.”

Modany said, “We are pleased to report that we successfully completed the acquisition of Daniel Webster College in the second quarter of 2009 and look forward to integrating this high-quality institution into our organization. The operating information that we are reporting today for the second quarter of 2009 does not include any operating results of Daniel Webster College. The inclusion of this acquisition in our second quarter financial results had an immaterial impact.”

Modany continued, “Our quarterly persistence rate increased 140 basis points in the second quarter of 2009 to 75.3% compared to 73.9% in the second quarter of 2008, primarily due to solid increases in student retention. We believe that our quarterly persistence rate in the third and fourth quarters of 2009 will be fairly consistent with the quarterly persistence rate in the same periods in 2008, excluding the impact of a year-over-year increase in the number of graduates in each of those quarters.”

Modany commented that, “The period for measuring the employment success of our 2008 graduates ended in the second quarter. Approximately 77% of our 2008 employable graduates obtained employment in positions using skills taught in their programs of study by April 30, 2009 compared to 82% of our 2007 employable graduates by April 30, 2008. The average annual salary reported by our 2008 employed graduates increased to approximately $32,800 compared to the $32,400 average annual salary reported by our 2007 employed graduates.”

Modany concluded, “The nearly 9,000 men and women employed at the 107 ITT Technical Institutes across the nation, approximately 1,600 of whom are in positions that were newly created in the past 12 months, entered the second half of 2009 committed to our mission to help people improve their lives through the delivery of a high-quality, career-based postsecondary education. We are very mindful of the critical role that we play in helping to educate the nation’s workforce during this time of recession and high unemployment. The faculty, staff and administration of the ITT Technical Institutes and, now, Daniel Webster College are dedicated to the goal of improving student outcomes with the ultimate focus on increasing the value proposition of a postsecondary education for our graduates.”

Daniel M. Fitzpatrick, Executive Vice President and CFO of ITT/ESI, said, “The impressive operating results during the second quarter of 2009 surpassed our most optimistic internal projections and led to historic levels of growth in revenue, operating margin and net income.”

Fitzpatrick noted, “The unexpectedly strong increase in new student enrollment and the healthy advances in student retention generated unprecedented total student enrollment as of June 30, 2009. While the strength of the increase was very good news, it caused our students’ need for private education loans to far exceed the amount of those loans that was made available during the quarter under the new private education loan program offered to our students. As a result, the amount of internal student financing that we provided during the second quarter increased significantly, leading to days sales outstanding as of June 30, 2009 of 20 days compared to 10.8 days as of the same point in the prior year. Consequently, bad debt expense as a percentage of revenue in the second quarter of 2009 increased 200 basis points to 5.9% compared to 3.9% in the second quarter of 2008.”

Fitzpatrick continued, “Should demand for our programs of study during the second half of 2009 continue at levels that significantly exceed our historical rates, we believe that days sales outstanding at December 31, 2009 could be in the range of 25 to 35 days and bad debt expense as a percentage of revenue could be in the range of 5% to 7%.”

Fitzpatrick added, “During the 2009 second quarter, we repurchased 622,200 shares of our common stock for $60.0 million or at an average price of $96.39 per share. There are approximately 2.8 million shares remaining to be repurchased under our current share repurchase program. Depending on market conditions, we intend to repurchase additional shares of our common stock during the second half of 2009.”

Fitzpatrick further noted, “Cash and cash equivalents, restricted cash and investments as of June 30, 2009 increased 14.2% to $284.8 million compared to $249.4 million as of the same date in the prior year, primarily due to the 145% increase in cash flows from operating activities in the second quarter of 2009 compared to the same period in 2008.”

Fitzpatrick closed by noting, “The company concluded the first half of 2009 in excellent financial condition and very well positioned to achieve its 2009 internal goals, which we believe will deliver value to our shareholders over the long term.”

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are made based on the current expectations and beliefs of the company's management concerning future developments and their potential effect on the company. The company cannot assure you that future developments affecting the company will be those anticipated by its management. These forward-looking statements involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions and growth in the postsecondary education industry and in the general economy; changes in federal and state governmental regulations with respect to education and accreditation standards, or the interpretation or enforcement thereof, including, but not limited to, the level of government funding for, and the company's eligibility to participate in, student financial aid programs utilized by the company's students; the company's failure to comply with the extensive education laws and regulations and accreditation standards that it is subject to; effects of any change in ownership of the company resulting in a change in control of the company, including, but not limited to, the consequences of such changes on the accreditation and federal and state regulation of its institutes; the company's ability to implement its growth strategies; the company's failure to maintain or renew required regulatory authorizations or accreditation of its institutes; receptivity of students and employers to the company's existing program offerings and new curricula; loss of access by the company's students to lenders for education loans; the company's ability to collect internal student financing from its students; the company's ability to successfully defend litigation and other claims brought against it; and other risks and uncertainties detailed from time to time in the company's filings with the U.S. Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking information, whether as a result of new information, future developments or otherwise.

FOR FURTHER INFORMATION:

COMPANY:	WEB SITE:
Lauren Littlefield	www.ittesi.com
Manager of Communications
(317) 706-9200

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

	As of
	June 30, 2009	December 31, 2008	June 30, 2008
	(unaudited)		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$140,204	$226,255	$78,691
Short-term investments	144,500	138,709	170,500
Restricted cash	72	10,405	200
Accounts receivable, net	69,747	29,779	29,198
Deferred income taxes	14,132	12,104	11,776
Prepaid expenses and other current assets	15,978	13,793	10,571
Total current assets	384,633	431,045	300,936

Property and equipment, net	194,046	166,671	162,987
Direct marketing costs, net	25,988	22,973	21,963
Other assets	20,235	3,170	18,675
Total assets	$624,902	$623,859	$504,561

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	62,420	54,815	54,409
Accrued compensation and benefits	21,016	21,133	20,823
Accrued income taxes	11,742	14,976	5,443
Other accrued liabilities	15,464	11,423	13,198
Deferred revenue	126,878	162,206	138,338
Total current liabilities	237,520	264,553	232,211

Long-term debt	150,000	150,000	150,000
Deferred income taxes	167	1,504	10,818
Other liabilities	21,948	19,951	18,486
Total liabilities	409,635	436,008	411,515

Shareholders' equity:
Preferred stock, $.01 par value,
5,000,000 shares authorized, none issued	--	--	--
Common stock, $.01 par value,
300,000,000 shares authorized, 54,068,904 issued	541	541	541
Capital surplus	147,369	135,655	131,389
Retained earnings	858,333	732,107	620,901
Accumulated other comprehensive (loss)	(12,868)	(13,384)	(3,417)
Treasury stock, 16,361,095, 15,352,376 and 15,235,461
shares, at cost	(778,108)	(667,068)	(656,368)
Total shareholders' equity	215,267	187,851	93,046
Total liabilities and shareholders' equity	$624,902	$623,859	$504,561

ITT EDUCATIONAL SERVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	(unaudited)		(unaudited)
	2009	2008	2009	2008

Revenue	$317,140	$246,411	$605,173	$481,261

Costs and expenses:
Cost of educational services	110,792	95,183	211,879	187,208
Student services and administrative expenses	89,056	74,910	175,857	149,036
Total costs and expenses	199,848	170,093	387,736	336,244

Operating income	117,292	76,318	217,437	145,017
Interest income	878	1,177	2,111	3,210
Interest (expense)	(208)	(1,057)	(402)	(2,576)
Income before provision for income taxes	117,962	76,438	219,146	145,651
Provision for income taxes	46,039	29,307	85,294	55,888

Net income	$71,923	$47,131	$133,852	$89,763

Earnings per share:
Basic	$1.89	$1.21	$3.50	$2.30
Diluted	$1.87	$1.20	$3.45	$2.28

Supplemental Data:
Cost of educational services	34.9%	38.6%	35.0%	38.9%
Student services and administrative expenses	28.1%	30.4%	29.1%	31.0%
Operating margin	37.0%	31.0%	35.9%	30.1%
Student enrollment at end of period *	69,127	54,793	69,127	54,793
Campuses at end of period * *	107	102	107	102
Shares for earnings per share calculation:
Basic	37,981,000	38,842,000	38,268,000	39,020,000
Diluted	38,425,000	39,167,000	38,742,000	39,339,000

Effective tax rate	39.0%	38.3%	38.9%	38.4%

* Does not include students enrolled at Daniel Webster College. ** Does not include the Daniel Webster College campus.

ITT EDUCATIONAL SERVICES, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands)
	Three Months		Six Months
	Ended June 30,		Ended June 30,
	(unaudited)		(unaudited)
	2009	2008	2009	2008
Cash flows from operating activities:
Net income	$71,923	$47,131	$133,852	$89,763
Adjustments to reconcile net income to net cash flows
from operating activities:
Depreciation and amortization	6,156	5,763	11,928	11,257
Provision for doubtful accounts	18,620	9,685	32,829	16,618
Deferred income taxes	(2,773)	(3,666)	(3,815)	(5,303)
Excess tax benefit from stock option exercises	(94)	(54)	(3,887)	(87)
Stock-based compensation expense	3,173	1,928	7,356	4,103
Other	(557)	--	(422)	--
Changes in operating assets and liabilities, net of acquisition:
Restricted cash	(1,808)	(159)	8,324	5,858
Accounts receivable	(36,057)	(23,811)	(72,000)	(30,684)
Direct marketing costs, net	(1,357)	(659)	(3,015)	(1,396)
Accounts payable	(2,787)	(2,395)	6,056	9,286
Accrued income taxes	(25,025)	(18,626)	1,124	(485)
Other operating assets and liabilities	(97)	2,160	1,384	6,882
Deferred revenue	(7,887)	(65,310)	(36,956)	(74,789)
Net cash flows from operating activities	21,430	(48,013)	82,758	31,023

Cash flows from investing activities:
Facility expenditures and land purchases	(778)	(6,896)	(1,852)	(13,189)
Capital expenditures, net	(7,398)	(5,286)	(12,006)	(7,790)
Acquisition of college, net of cash acquired	(20,792)	--	(20,792)	--
Proceeds from sales and maturities of investments	36,791	180,430	85,389	471,805
Purchase of investments	(35,049)	(138,845)	(90,819)	(338,945)
Issuance of note receivable	(13,920)	--	(13,920)	--
Net cash flows from investing activities	(41,146)	29,403	(54,000)	111,881

Cash flows from financing activities:
Excess tax benefit from stock option exercises	94	54	3,887	87
Proceeds from exercise of stock options	171	234	5,994	275
Repurchase of common stock and shares tendered for taxes	(59,987)	--	(124,690)	(71,803)
Net cash flows from financing activities	(59,722)	288	(114,809)	(71,441)

Net change in cash and cash equivalents	(79,438)	(18,322)	(86,051)	71,463

Cash and cash equivalents at beginning of period	219,642	97,013	226,255	7,228

Cash and cash equivalents at end of period	$140,204	$78,691	$140,204	$78,691